PROSPECTUS	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-294738

3,296,000 Ordinary Shares

This prospectus relates to the resale, by the selling shareholders identified in this prospectus, of up to an aggregate of 3,296,000 ordinary shares, par value NIS 1.50 per share of CollPlant Biotechnologies Ltd., consisting of (i) 1,600,000 ordinary shares issuable upon the exercise of series A warrants originally issued in a private placement on February 6, 2026, (ii) 1,600,000 ordinary shares issuable upon the exercise of series B warrants originally issued in a private placement on February 6, 2026, and (ii) 96,000 ordinary shares issuable upon the exercise of warrants originally issued on February 6, 2026 to the placement agent as compensation for its services in connection with the private placement.

The selling shareholders are identified in the table commencing on page 8. We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders. All net proceeds from the sale of the ordinary shares covered by this prospectus will go to the selling shareholders. However, we may receive the proceeds from any exercise of warrants if the selling shareholders exercise the warrants on a cash basis, if and when exercised. See “Use of Proceeds.”

The selling shareholders may sell all or a portion of the ordinary shares from time to time in market transactions through any market on which our ordinary shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. We will bear all of the expenses incurred in connection with the registration of these shares. The selling shareholders will pay any underwriting discounts and selling commissions and/or similar charges incurred in connection with the sale of the shares. See “Plan of Distribution.”

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “CLGN”. The last reported sale price of our ordinary shares on April 20, 2026 was $0.37 per share.

The securities offered in this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus to read about factors you should consider before purchasing any of our securities.

Neither the U.S. Securities and Exchange Commission, the Israel Securities Authority nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 21, 2026.

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About This Prospectus

This prospectus is part of a registration statement that we filed with the SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find More Information.”

You should rely only on the information that is contained in this prospectus or that is incorporated by reference into this prospectus. Neither we nor the selling shareholders have authorized anyone to provide you with information that is in addition to or different from that contained in, or incorporated by reference into, this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

The information contained in this prospectus is accurate as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares. Our business, financial condition, results of operations and prospects may have changed since that date.

Throughout this prospectus, unless otherwise designated, the terms “we,” “us,” “our,” “CollPlant,” “the Company” and “our Company” refer to Collplant Biotechnologies Ltd., and its wholly-owned subsidiaries. References to “ordinary shares,” “warrants” and “share capital” refer to the ordinary shares, par value NIS 1.5 per share, warrants, and share capital, respectively, of CollPlant.

Market data and certain industry data and forecasts used in, or incorporated by reference in, this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies and industry publications and surveys. We have relied on certain data from third-party sources, including internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the third-party forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

We have obtained the statistical data, market data and other industry data and forecasts used in this prospectus and in our SEC filings incorporated herein by reference from publicly available information. We have not sought the consent of the sources to refer to the publicly available reports in this prospectus.

We have not taken any action to permit a public offering of the ordinary shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the ordinary shares and the distribution of this prospectus outside of the United States.

This prospectus and the information incorporated by reference herein and therein include trademarks, service marks and trade names owned by us or other companies. Solely for convenience, trademarks referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or ™ symbols. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus are the property of their respective owners.

All references in this prospectus to “$,” “U.S. Dollars” and “dollars” are to United States dollars and all references to “NIS” are to New Israeli Shekels.

We have not taken any action to permit a public offering of the securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the securities and the distribution of this prospectus outside of the United States.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus that we consider important. This summary does not contain all of the information you should consider before investing in the ordinary shares. You should read this summary together with the entire prospectus and the information incorporated by reference herein and therein, including the risks that we describe under “Risk Factors,” and our consolidated financial statements and the related notes, which are incorporated by reference herein and therein, before making an investment in the ordinary shares.

Overview

We are a regenerative and aesthetic medicine company focused on medical aesthetics and 3D bioprinting of tissues and organs. Our products are based on our recombinant human collagen (rhCollagen) that is produced in genetically engineered tobacco plants using our proprietary technology. These products address indications for the diverse fields of tissue repair and aesthetics, and are ushering in a new era in regenerative and aesthetic medicine.

Our photocurable regenerative dermal filler comprised of our tissue regenerating rhCollagen and other biomaterials. In addition to skin lifting, this state-of-the-art filler is designed to enable skin rejuvenation as well as facial contouring, thus addressing the need for more innovative aesthetic products. In September 2025, we announced positive results from our non-clinical program evaluating our photocurable dermal filler, as well as plans to advance this product candidate into clinical trials. Further, in February 2026, we announced the strategic positioning of our photocurable dermal filler platform to address facial volume loss associated with rapid weight reduction, including patients treated with GLP-1 therapies. In early 2023 we completed a 12-month preclinical study with our photocurable regenerative dermal filler, demonstrating superior tissue regeneration, lifting capacity and volume retention when compared to a commercial standard.

Our regenerative 3D-bioprinted breast implants for regeneration of breast tissue are designed to address an unmet need derived from the estimated $3 billion global breast implant market. The implants in development are printed using bioink comprised of our proprietary rhCollagen in combination with other biomaterials. These implants are designed to regenerate breast tissue without eliciting immune response, and thus may provide a revolutionary alternative for aesthetic and reconstructive procedures, including postmastectomy for cancer patients. Pre-clinical studies continue to yield encouraging results. In August 2024, we launched a two-arm study utilizing a refined surgical protocol that enables implantation through a small incision while minimizing the risk of displacement or inversion. MRI and ultrasound analyses conducted in 2025 and 2024 confirmed tissue integration and vascularization, with one arm demonstrating rapid tissue ingrowth, preserved implant volume and mechanical integrity, and no observed complications. These outcomes support further optimization of the implants to promote long-term neo-tissue remodeling.

In addition, we offer our commercially available rhCollagen-based Bioink platform for regenerative medicine. In 2023, we commercially launched Collink.3D™ 50L in powder form, which is our first bioink available in powder form, joining Collink.3D™ 90 and Collink.3D™ 50 launched in 2022 and 2021, respectively. Collink.3D is our rhCollagen-based bioink platform, which is ideal for 3D-bioprinting of tissues and organs for regenerative medicine applications. These rhCollagen-based bioink products are designed to allow the scalable and reproduceable biofabrication of scaffolds, tissues and organ transplants.

Our rhCollagen production process utilizes plant-based genetic engineering technology. This approach eliminates the need for traditional animal-derived collagen sources, reducing the environmental strain associated with traditional methods and promoting more ethical and sustainable practices.

Recent Developments

In April 2026, Allergan Industrie SAS, an AbbVie company, notified us that it was exercising its right to terminate the development and global commercialization agreement between CollPlant and Allergan, entered into in February 2021, or the AbbVie Development Agreement. The termination of the AbbVie Development Agreement will take effect in June 2026.

In the past five years, AbbVie was developing a dermal and soft tissue filler product for commercialization in the medical aesthetics market, using our rhCollagen technology in combination with AbbVie’s technology. In June 2023 and in February 2025, we announced the achievements of development milestones under the AbbVie Development Agreement, which, triggered a $10 million and $2 million payments, respectively, from AbbVie to us.

We view this development as an opportunity, and we are moving forward with confidence. As interest in CollPlant’s collagen technology remains significant, we are actively pursuing agreements with new partners across all types of aesthetic products, including for dermal and soft tissue filler products. We believe the market opportunity before us is significant, and we intend to capture it.

Additionally, in April 2026, we updated our expense forecast and are implementing a cost-reduction and workforce optimization plan. As part of this initiative, we are in the process of reducing our workforce by approximately 50%. We are confident these measures will sharpen our focus and believe this will extend our cash runway into the fourth quarter of 2026, positioning us to achieve our next key milestones from a position of strength.

As we move forward, we are building on a strong foundation, with three core programs - regenerative dermal and soft tissue fillers, regenerative breast implants, and rhCollagen bioinks for 3D bioprinting of tissues and organs - that we believe have the potential to drive meaningful growth and value creation in the years ahead.

Our Corporate Information

Our legal and commercial name is CollPlant Biotechnologies Ltd.

Our principal office is located at 4 Oppenheimer, Weizmann Science Park, Rehovot 7670104, Israel, and our telephone number is +972-73-232-5600. Our primary internet address is http://www.CollPlant.com. None of the information on our website is incorporated by reference herein. Puglisi & Associates serves as our agent for service of process in the United States for certain limited matters, and its address is 850 Library Avenue, Suite 204, Newark, Delaware 19711.

February 2026 Offering

On February 4, 2026, we entered into a securities purchase agreement pursuant to which we agreed to sell and issue in a registered direct offering, or the February 2026 Offering, an aggregate of 1,600,000 ordinary shares, or the RD Shares, and, in the concurrent private placement, unregistered series A warrants to purchase up to 1,600,000 ordinary shares, or series A warrants, and unregistered series B warrants to purchase up to 1,600,000 ordinary shares, or series B warrants, and together with the series A warrants, the Investor Warrants, each, at an offering price of $1.25 per share. On February 6, 2026, the offering closed.

We also entered into a letter agreement dated February 25, 2025, as amended on May 28, 2025, May 29, 2025, October 23, 2025 and January 26, 2026, or the Placement Agent Agreement, with H.C. Wainwright & Co., LLC, or the Placement Agent, pursuant to which the Placement Agent agreed to serve as the exclusive placement agent for us in connection with the offering. We paid the Placement Agent a placement agent fee equal to 7.0% of the gross proceeds from the sale of the ordinary shares in the offering, a management fee equal to 1.0% of the gross proceeds from the sale of the ordinary shares in the offering, a non-accountable expense allowance of $35,000 and $15,950 for clearing fees. Designees of the Placement Agent also received warrants to purchase an aggregate of up to 96,000 ordinary shares at an exercise price of $1.5625 per share, or the Placement Agent Warrants, and, together with the Investor Warrants, the Private Placement Warrants.

In connection with the offering, the selling shareholders named in this prospectus may offer and sell up to an aggregate of 3,296,000 ordinary shares issuable upon exercise of the Private Placement Warrants.

Throughout this prospectus, when we refer to our ordinary shares being registered on behalf of the selling shareholders, we are referring to the ordinary shares that may be issuable upon exercise of the Private Placement Warrants. Throughout this prospectus, when we refer to the selling shareholders, we are referring to the selling shareholders named herein and, as applicable, any donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling shareholder as a gift, pledge, or other non-sale related transfer that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

The Offering

Offered Shares	Up to an aggregate of 3,296,000 ordinary shares, consisting of (i) 1,600,000 ordinary shares issuable upon exercise of the series A warrants (ii) 1,600,000 ordinary shares issuable upon exercise of the series B warrants and (ii) 96,000 ordinary shares issuable upon exercise of the Placement Agent Warrants. The selling shareholders are identified in the table commencing on page 8.

Ordinary Shares Outstanding at March 17, 2026	14,415,128 ordinary shares.

Use of proceeds	We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders. All net proceeds from the sale of the ordinary shares covered by this prospectus will go to the selling shareholder. However, we may receive the proceeds of approximately $4.15 million if the Private Placement Warrants were exercised in full on a cash. If the Private Placement Warrants were exercised on a cashless basis we would not receive any proceeds (a cashless exercise of which could only occur if this registration statement is no longer effective or the prospectus contained herein is not available for resale of the ordinary shares underlying the warrants held by the selling shareholders). See the section of this prospectus titled “Use of Proceeds.”

Nasdaq Capital Market Symbol	Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “CLGN”.

Risk factors	Before investing in our securities, you should carefully read and consider the “Risk Factors” beginning on page 4 of this prospectus.

Unless otherwise indicated, the number of ordinary shares outstanding prior to and after this offering is based on 14,415,128 ordinary shares outstanding as of March 17, 2026, and excludes:

●	1,515,582 ordinary shares issuable upon the exercise of outstanding options under our Option Plan (2010), or the 2010 Plan, and under the 2024 Share Award Plan, or the 2024 Plan, at a weighted average exercise price of 5.63 per ordinary share;

●	430,109 ordinary shares issuable upon the vesting of outstanding restricted share units under the 2024 Plan;

●	1,200,002 ordinary shares issuable upon exercise of warrants issued to certain investors in June 2025, at an exercise price of $3.00 per ordinary share;

●	72,000 ordinary shares issuable upon exercise of placement agent warrants issued to the Placement Agent, or its designees in June 2025, at an exercise price of $3.75 per ordinary share;

●	1,600,000 ordinary shares issuable upon exercise of series A warrants, at an exercise price of $1.25 per ordinary share;

●	1,600,000 ordinary shares issuable upon exercise of series B warrants, at an exercise price of $1.25 per ordinary share; and

●	96,000 ordinary shares issuable upon exercise of the Placement Agent Warrants, at an exercise price of $1.5625 per ordinary share.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options or warrants into ordinary shares as described above.

RISK FACTORS

An investment in our securities involves significant risks. Before making an investment in our securities, you should carefully read all of the information contained in this prospectus and in the documents incorporated by reference herein. For a discussion of risk factors that you should carefully consider before deciding to purchase any of our securities, please review the additional risk factors disclosed below, the information under the heading “Risk Factors” and the section entitled “Risk Factors” contained in our annual report on Form 20-F for the year ended December 31, 2025 filed with the SEC on March 26, 2026. In addition, please read “About this Prospectus” and “Special Note Regarding Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not currently known to us or that we currently deem immaterial also may adversely affect our business, operations results of operations, financial condition and prospects.

The sale of a substantial amount of our ordinary shares, including resale of the ordinary shares issuable upon the exercise of the Private Placement Warrants held by the selling shareholders in the public market could adversely affect the prevailing market price of our ordinary shares.

We are registering for resale an aggregate of 3,296,000 ordinary issuable upon the exercise of the Private Placement Warrants held by the selling shareholders. Sales of substantial amounts of our ordinary shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our ordinary shares, and the market value of our other securities. We cannot predict if and when selling shareholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional ordinary shares or other equity or debt securities convertible into ordinary shares. Any such issuance could result in substantial dilution to our existing shareholders and could cause our share price to decline.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein and therein by reference contain statements and information that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are often characterized by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue,” “believe,” “should,” “intend,” “project” or other similar words, but are not the only way these statements are identified.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our history of significant losses, our ability to remain as a going concern, and our need to raise additional capital or our inability to obtain additional capital on acceptable terms, or at all, including uncertainties surrounding the methods of fundraising and our preferences regarding such methods, and including our ability to conclude a non-dilutive financing transaction;

●	our expectations regarding the timing and cost of commencing pre-clinical and clinical trials with respect to rhCollagen based products in medical aesthetics and 3D bioprinting;

●	ours or our strategic partners’ ability to obtain favorable pre-clinical and clinical trial results;

●	regulatory action with respect to rhCollagen based products in medical aesthetics and 3D bioprinting, including but not limited to acceptance of an application for marketing authorization, review and approval of such application, and, if approved, the scope of the approved indication and labeling;

●	commercial success and market acceptance of rhCollagen based products in medical aesthetics and 3D bioprinting;

●	our ability to establish sales and marketing capabilities or enter into agreements with third parties and our reliance on third party distributors and resellers;

●	our ability to establish and maintain strategic partnerships and other business collaborations;

●	our reliance on third parties to conduct some or all aspects of our product manufacturing;

●	the scope of protection we are able to establish and maintain for intellectual property rights and our ability to operate our business without infringing the intellectual property rights of others;

●	current or future unfavorable economic and market conditions and adverse developments with respect to financial institutions and associated liquidity risk;

●	the impact of competition and new technologies;

●	the overall global economic environment;

●	statements as to the impact of the political and security situation in Israel on our business, including due to the current security situation in Israel;

●	projected capital expenditures and liquidity;

●	changes in our strategy;

●	litigation and regulatory proceedings; and

●	those factors referred to in “Item 3.D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects”, in our Annual Report on Form 20-F for the year ended December 31, 2025.

Readers are urged to carefully review and consider the various disclosures made throughout this prospectus which are designed to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and prospects.

You should not put undue reliance on any forward-looking statements. Any forward-looking statements in this prospectus are made as of the date hereof and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders. All net proceeds from the sale of the ordinary shares covered by this prospectus will go to the selling shareholders. We expect that the selling shareholders will sell their ordinary shares as described under “Plan of Distribution.”

We may receive proceeds from the exercise of the Private Placement Warrants to the extent that these warrants are exercised for cash by the selling shareholders. The Private Placement Warrants, however, are exercisable on a cashless basis (which could only occur if this registration statement is no longer effective or the prospectus contained herein is not available for resale of the ordinary shares underlying the warrants held by the selling shareholders). If all of the warrants mentioned above were exercised for cash in full, the proceeds would be approximately $4.15 million. We intend to use the net proceeds of such Private Placement Warrant exercise, if any, for general corporate purposes, which may include but are not limited to, working capital and funding our research and development programs. Pending such uses, we intend to invest the net proceeds in bank deposits. We can make no assurances that any of the Private Placement Warrants will be exercised, or if exercised, that they will be exercised for cash, the quantity which will be exercised or in the period in which they will be exercised.

CAPITALIZATION

The following table presents our capitalization as of December 31, 2025:

●	on an actual basis;

●	on a pro forma basis, after giving effect to the issuance and sale in the February 2026 Offering of the RD Shares at the offering price of $1.25 per shares aggregate net proceeds of approximately $1.7 million, after deducting the Placement Agent’s fees and estimated offering expenses.

●	on a pro forma as adjusted basis, after giving effect to the completion of this offering based on an aggregate of 3,200,000 ordinary shares at a purchase price of $1.25 per ordinary share and 96,000 ordinary shares at a purchase price of $1.5625 per ordinary share, and after deducting placement agent fees and estimated offering expenses payable by us, resulting in net proceeds of approximately $3.82 million.

This table should be read in conjunction with our financial statements and the notes thereto incorporated by reference herein and the accompanying prospectus.

	As of December 31, 2025
	Actual	Pro Forma	Pro Forma As Adjusted*

Non-Current Liabilities:
Long-term loan, net of current maturities
Lease liabilities	2,032	2,032	2,032
Total non-current liabilities	$2,032	$2,032	$2,032
Shareholders’ equity:
Ordinary shares, NIS 1.5 par value - authorized: 30,000,000 ordinary shares as of December 31, 2025; issued and outstanding: 12,803,006 ordinary shares as of December 31, 2025; issued and outstanding on a pro forma basis as of December 31, 2025: 14,403,006; and issued and outstanding on a pro forma as adjusted basis: 17,699,006 as of December 31, 2025	$5,492	$6,270	$7,872
Additional paid in capital	126,397	127,308	129,536
Accumulated other comprehensive loss	(969)	(969)	(969)
Accumulated deficit	(124,839)	(124,839)	(124,839)
Total equity	6,081	7,770	11,600
Total non- current liabilities and equity	$8,113	$9,802	$13,632

*	The balances presented may not reflect the final amounts or classifications related to the warrants issued.

The above table is based on 12,803,006 ordinary shares outstanding as of December 31, 2025 and excludes as of such date:

●	1,674,207 ordinary shares issuable upon the exercise of outstanding options under our Option Plan (2010), or the 2010 Plan, and under the 2024 Share Award Plan, or the 2024 Plan, at a weighted average exercise price of 5.58 per ordinary share;

●	433,731 ordinary shares issuable upon the vesting of outstanding restricted share units under the 2024 Plan;

●	1,200,002 ordinary shares issuable upon exercise of warrants issued to certain investors in June 2025, at an exercise price of $3.00 per ordinary share; and

●	72,000 ordinary shares issuable upon exercise of the placement agent warrants issued to the Placement Agent, or its designees in June 2025, at an exercise price of $3.75 per ordinary share.

SELLING SHAREHOLDERS

The ordinary shares being offered by the selling shareholders are those ordinary shares issuable upon exercise of the Private Placement Warrants previously issued in connection with the offering that closed on February 6, 2026. For additional information regarding the issuance of those warrants to purchase ordinary shares, see “Prospectus Summary - February 2026 Offering” above. We are registering the ordinary shares in order to permit the selling shareholders to offer the ordinary shares for resale from time to time.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares by the selling shareholders. The second column lists the number of ordinary shares beneficially owned by the selling shareholders, based on their ownership of ordinary shares and warrants to purchase ordinary shares, as of March 17, 2026, assuming exercise of the warrants held by the selling shareholders on that date, without regard to any limitations on conversions or exercises. The third column lists the maximum number of ordinary shares being offered in this prospectus by the selling shareholders. The fourth and fifth columns list the amount of ordinary shares owned after the offering, by number of ordinary shares and percentage of outstanding ordinary shares, assuming in both cases the sale of all of the ordinary shares offered by the selling shareholders pursuant to this prospectus, and without regard to any limitations on conversions or exercises.

Under the terms of the Private Placement Warrants issued in the February 2026 Offering, a selling shareholder may not exercise the warrants to the extent such exercise would cause such selling shareholder, together with its affiliates, to beneficially own a number of ordinary shares which would exceed 4.99% of our then outstanding ordinary shares following such exercise, excluding for purposes of such determination ordinary shares not yet issuable upon exercise of the warrants which have not been exercised. The number of shares does not reflect this limitation. The selling shareholders may sell all, some or none of their ordinary shares or investor warrants in this offering. See “Plan of Distribution.”

Selling Shareholder	Number of Ordinary Shares Owned Prior to Offering		Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus		Number of Ordinary Shares Owned After the Offering	Percentage of Ordinary Shares Owned After the Offering**
Bigger Capital Fund, LP (1)	579,240	(2)	400,000	(2)	179,240	1.2%
District 2 Capital Fund LP (3)	400,000	(4)	400,000	(4)	-	-
Nomis Bay Ltd (5)	297,600	(6)	297,600	(6)	-	-
BPY Limited (7)	182,400	(8)	182,400	(8)	-	-
Alumni Capital LP (9)	720,000	(10)	480,000	(10)	240,000	1.7%
Armistice Capital Master Fund Ltd. (11)	619,000	(12)	480,000	(12)	139,000	*
Lind Global Fund III LP (13)	480,000	(14)	480,000	(14)	-	-
Intracoastal Capital LLC (15)	813,334	(16)	480,000	(16)	333,334	2.3%
Augustus Trading LLC (17)	61,560	(17)	61,560	(17)	-	-
Noam Rubinstein (18)	52,920	(19)	30,240	(19)	22,680	*
Wilson Drive Holdings LLC (20)	5,670	(20)	3,240	(20)	2,430	*
Charles Worthman (18)	1,680	(21)	960	(21)	720	*

*	Less than one percent.

**	Based on 14,415,128 ordinary shares outstanding as of March 17, 2026.

(1)	The securities are directly held by Bigger Capital Fund LP, a Delaware limited partnership, or the Capital Fund, and may be deemed to be indirectly beneficially owned by: (i) Bigger Capital Fund GP, LLC, or Bigger GP, as the investment manager of the Capital Fund; and (ii) Michael Bigger, as the Managing Member of Bigger GP. Bigger GP and Michael Bigger disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. The Investor Warrants are subject to a beneficial ownership limitation of 4.99%, which restricts the selling shareholder from exercising that portion of the warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of ordinary shares in excess of the beneficial ownership limitation. The number of ordinary shares set forth in the above table does not reflect the application of this limitation. The address of the Capital Fund is c/o Bigger Capital Fund LP, 11700 W Charleston Blvd, 170-659, Las Vegas, Nevada 89135.

(2)	Represents (i) 179,240 ordinary shares, (ii) 200,000 ordinary shares issuable upon exercise of series A warrants issued in the February 2026 Offering, and (iii) 200,000 ordinary shares issuable upon exercise of series B warrants issued in the February 2026 Offering.

(3)	The securities are directly held by District 2 Capital Fund LP, a New York limited partnership (“District 2”), and may be deemed to be indirectly beneficially owned by: (i) District 2 GP LLC (“District 2 GP”), as the general partner of District 2; and (ii) Michael Bigger, as the Managing Member of District 2 GP. District 2 GP and Michael Bigger disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. The warrants are subject to a beneficial ownership limitation of 4.99%, which restricts the selling shareholder from exercising that portion of the warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of ordinary shares in excess of the beneficial ownership limitation. The number of ordinary shares set forth in the above table does not reflect the application of this limitation. The address of District 2 is c/o District 2 Capital Fund LP, 14 Wall Street, 2nd Floor, Huntington, New York 11743.

(4)	Represents (i) 200,000 ordinary shares issuable upon exercise of series A warrants issued in the February 2026 Offering, and (ii) 200,000 ordinary shares issuable upon exercise of series B warrants issued in the February 2026 Offering.

(5)	The securities are directly held by Nomis Bay Ltd. In his capacity as director of Nomis Bay Ltd, James Keyes has voting control and investment discretion over securities beneficially owned directly or indirectly by Nomis Bay Ltd. Mr. Keyes disclaims any beneficial ownership of the securities beneficially owned directly or indirectly by Nomis Bay Ltd. The warrants are subject to a beneficial ownership limitation of 4.99%, which restricts the selling shareholder from exercising that portion of the warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of ordinary shares in excess of the beneficial ownership limitation. The number of ordinary shares set forth in the above table does not reflect the application of this limitation. The address of Nomis Bay Ltd. is C/O Murchinson - 145 Adelaide St West, 4th Floor, Toronto, Ontario, M5H 4E5.

(6)	Represents (i) 148,800 ordinary shares issuable upon exercise of series A warrants issued in the February 2026 Offering, and (ii) 148,800 ordinary shares issuable upon exercise of series B warrants issued in the February 2026 Offering.

(7)	The securities are directly held by BPY Limited. In his capacity as director of BPY Limited, James Keyes has voting control and investment discretion over securities beneficially owned directly or indirectly by BPY Limited. Mr. Keyes disclaims any beneficial ownership of the securities beneficially owned directly or indirectly by BPY Limited. The warrants are subject to a beneficial ownership limitation of 4.99%, which restricts the selling shareholder from exercising that portion of the warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of ordinary shares in excess of the beneficial ownership limitation. The number of ordinary shares set forth in the above table does not reflect the application of this limitation. The address of BPY Limited is C/O Murchinson - 145 Adelaide St West, 4th Floor, Toronto, Ontario, M5H 4E5.

(8)	Represents (i) 91,200 ordinary shares issuable upon exercise of series A warrants issued in the February 2026 Offering, and (ii) 91,200 ordinary shares issuable upon exercise of series B warrants issued in the February 2026 Offering.

(9)	The securities are directly held by Alumni Capital LP, a Delaware limited partnership, and may be deemed to be beneficially owned by Ashkan Mapar, as the General Partner of Alumni Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which restricts the selling shareholder from exercising that portion of the warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of ordinary shares in excess of the beneficial ownership limitation. The number of ordinary shares set forth in the above table does not reflect the application of this limitation. The address of Alumni Capital LP is 601 Brickell Key Drive, Suite 700, Miami, FL 33131.

(10)	Represents (i) 240,000 ordinary shares, (ii) 240,000 ordinary shares issuable upon exercise of series A warrants issued in the February 2026 Offering, and (iii) 240,000 ordinary shares issuable upon exercise of series B warrants issued in the February 2026 Offering.

(11)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company, or the Master Fund, and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC, or Armistice Capital, as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which restricts the selling shareholder from exercising that portion of the warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of ordinary shares in excess of the beneficial ownership limitation. The number of ordinary shares set forth in the above table does not reflect the application of this limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(12)	Represents (i) 139,000 ordinary shares, (ii) 240,000 ordinary shares issuable upon exercise of series A warrants issued in the February 2026 Offering, and (iii) 240,000 ordinary shares issuable upon exercise of series B warrants issued in the February 2026 Offering.

(13)	The securities are directly held by Lind Global Fund III LP, or Lind. Jeff Easton is the Managing Member of Lind Global Partners, LLC, which is the General Partner and the Investment Manager of Lind Global Fund II LP, and in such capacity has the right to vote and dispose of the securities held by Lind. Mr. Easton disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein. The warrants are subject to a beneficial ownership limitation of 4.99%, which restricts the selling shareholder from exercising that portion of the warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of ordinary shares in excess of the beneficial ownership limitation. The number of ordinary shares set forth in the above table does not reflect the application of this limitation. The address of Lind Global Fund III LP is 444 Madison Avenue, 41st Floor, New York, NY 10022.

(14)	Represents (i) 240,000 ordinary shares issuable upon exercise of series A warrants issued in the February 2026 Offering, and (ii) 240,000 ordinary shares issuable upon exercise of series B warrants issued in the February 2026 Offering.

(15)	The securities are directly held by Intracoastal Capital LLC, or Intracoastal. Mitchell P. Kopin and Daniel B. Asher, each of whom are managers of Intracoastal, have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership of the securities reported herein that are held by Intracoastal. The warrants are subject to a beneficial ownership limitation of 4.99%, which restricts the selling shareholder from exercising that portion of the warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of ordinary shares in excess of the beneficial ownership limitation. The number of ordinary shares set forth in the above table does not reflect the application of this limitation. The address of Intracoastal is 245 Palm Trail, Delray Beach, FL 33483.

(16)	Represents (i) 240,000 ordinary shares issuable upon exercise of series A warrants issued in the February 2026 Offering, (ii) 240,000 ordinary shares issuable upon exercise of series B warrants issued in the February 2026 Offering, and (iii) 333,334 ordinary shares issuable upon exercise of warrants issued in June 2025, at an exercise price of $3.00 per ordinary share.

(17)	The number of shares beneficially owned prior to this offering consist of ordinary shares of issuable upon exercise of Placement Agent Warrants issued as compensation in connection with the February 2026 offering. Orsium Capital LLC, the authorized agent to Augustus Trading LLC, has discretionary authority to vote and dispose of the securities held by Augustus Trading LLC and may be deemed to be the beneficial owner of these securities (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended). Olivier Morali, in his capacity as managing member of Orsium Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Augustus Trading LLC. Orsium Capital LLC and Mr. Morali each disclaims any beneficial ownership of these securities. The address of Augustus Trading LLC is 600 Lexington Avenue, 32nd Floor, New York, New York 10022.

(18)	Each of these selling shareholders is affiliated with H.C. Wainwright & Co., LLC, a registered broker-dealer with a registered address of 430 Park Ave, 3rd Floor, New York, New York 10022, and has sole voting and dispositive power over the securities held. The number of shares beneficially owned consists of ordinary shares issuable upon exercise of the Placement Agent Warrants, which were issued as compensation in connection with the February 2026 offering. Each selling shareholder acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, each selling shareholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities. None of these selling shareholders has not held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past three years. H.C. Wainwright & Co., LLC served as our exclusive placement agent in connection with the concurrent private placement, for which it received compensation.

(19)	Represents (i) 22,680 ordinary shares issuable upon exercise of certain placement agent warrants which were issued as compensation in June 2025, at an exercise price of $3.75 per ordinary share, and (ii) 30,240 ordinary shares issuable upon exercise of the Placement Agent Warrants, which were issued as compensation in connection with the February 2026 Offering.

(20)	The number of shares beneficially owned prior to this offering consists of: (i) 2,430 ordinary shares issuable upon exercise of certain placement agent warrants which were issued as compensation in June 2025, at an exercise price of $3.75 per ordinary share, held by Mr. Craig Schwab, and (ii) 3,240 ordinary shares issuable upon exercise of the Placement Agent Warrants, which were issued as compensation in connection with the February 2026 Offering, held by Wilson Drive Holdings LLC. Craig Schwabe is the managing member of Wilson Drive Holdings LLC and has the power to vote and dispose the securities held. Neither Wilson Drive Holdings LLC nor Mr. Schwabe is a broker-dealer. Mr. Schwabe is affiliated with the following registered broker-dealers: H.C. Wainwright & Co., LLC, Rodman & Renshaw LLC and Stockblock Securities LLC. The registered address of Wilson Drive Holdings LLC is 600 Lexington Avenue, 32nd Floor, New York, NY 10022. The securities were acquired in the ordinary course of business and, at the time the securities were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities. Mr. Schwabe has not held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past three years.

(21)	Represents (i) 720 ordinary shares issuable upon exercise of certain placement agent warrants which were issued as compensation in June 2025, at an exercise price of $3.75 per ordinary share, and (ii) 960 ordinary shares issuable upon exercise of the Placement Agent Warrants, which were issued as compensation in connection with the February 2026 Offering.

DESCRIPTION OF SHARE CAPITAL

General

The authorized and registered share capital of the Company is NIS 45,000,000 divided into 30,000,000 ordinary shares, nominal (par) value NIS 1.50 each.

The Nasdaq Capital Market

Our ordinary shares are listed on The Nasdaq Capital Market under the symbol “CLGN”.

Investor Warrants

Duration and Exercise Price

The Investor Warrants have an exercise price of $1.25 per ordinary share. The Investor Warrants are currently exercisable. The series A warrants may be exercised until the five year anniversary of the issuance date, and the series B warrants may be exercisable until the 18 months anniversary of the issuance date. The exercise price and numbers of ordinary shares issuable upon exercise are subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our ordinary shares. Investor Warrants were issued in certificated form only.

Exercisability

The Investor Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ordinary shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder of Investor Warrants (together with its affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates or any other persons whose beneficial ownership of ordinary shares would be aggregated with the holder’s or any of the holder’s affiliates) may not exercise any portion of such holder’s Investor Warrants to the extent that the holder would beneficially own more than 4.99% of our outstanding ordinary shares immediately after giving effect to the exercise, except that upon notice from the holder to us, the holder may increase or decrease such beneficial ownership limitation, provided that any increase to such beneficial ownership limitation requires at least 61 days’ prior notice from the holder to us and the beneficial ownership limitation in no event exceeds 9.99% of the number of ordinary shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Cashless Exercise

If, at the time a holder exercises its Investor Warrants, a registration statement registering the issuance of the ordinary share underlying the warrants under the Securities Act of 1933, as amended, or the Securities Act, is not then effective or available for the issuance to or resale by the holder of such ordinary shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of ordinary shares determined according to a formula set forth in the Investor Warrant.

Fundamental Transactions

If, at any time while the Investor Warrants are outstanding, (1) we, directly or indirectly, consolidate or merge with or into another person, (2) we, directly or indirectly, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets and the assets of our subsidiaries, (3) any direct or indirect purchase offer, tender offer or exchange offer (whether by us or another person) is completed pursuant to which holders of our ordinary shares (are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of more than 50% of our outstanding ordinary shares, (4) we, directly or indirectly, effect any reclassification, reorganization or recapitalization of our ordinary shares or any compulsory share exchange pursuant to which our ordinary shares are converted into or exchanged for other securities, cash or property, or (5) we, directly or indirectly, consummate a share purchase agreement or other business combination with another person whereby such other person acquires more than 50% of our outstanding ordinary or more than 50% of the voting power of our ordinary equity, each, a “Fundamental Transaction”, then upon any subsequent exercise of the Investor Warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of ordinary shares then issuable upon exercise of the Investor Warrant, and any additional consideration payable as part of the Fundamental Transaction.

Notwithstanding anything to the contrary, in the event of a Fundamental Transaction (as defined in the form of warrant) the Company shall, at the warrant holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction, purchase the Investor Warrant from the holder by paying to the Holder an amount equal to the Black Scholes Value (as defined in the form of Investor Warrant) of the remaining unexercised portion of the Investor Warrant on the date of the consummation of such Fundamental Transaction. Provided, further, that if holders of ordinary shares of the Company are not offered or paid any consideration in such Fundamental Transaction, such holders of ordinary shares will be deemed to have received common stock of the Successor Entity (as defined in the form of warrant) in such Fundamental Transaction

Transferability

In accordance with its terms and subject to applicable laws, an Investor Warrant may be transferred at the option of the holder upon surrender of the Investor Warrant to us together with the appropriate instruments of transfer and payment of funds sufficient to pay any transfer taxes (if applicable).

Fractional Shares

No fractional ordinary shares will be issued upon the exercise of the Investor Warrants. Rather, the number of ordinary shares to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Exchange Listing

Except as otherwise provided in the warrants or by virtue of the holders’ ownership of ordinary shares, the holders of warrants do not have the rights or privileges of holders of our ordinary shares, including any voting rights, until such warrant holders exercise their warrants. The holders of Investor Warrants do not have any rights of holders of ordinary shares until such time as ordinary shares are acquired, following exercise of Investor Warrants for ordinary shares.

Governing Law

The Investor Warrants are governed by New York law.

Placement Agent Warrants

The material terms of the Placement Agent Warrants are substantially the same as the Investor Warrants, with the exception of the following terms: (a) the exercise price of the placement agent warrants is $1.5625 per ordinary share, (b) Placement Agent Warrants expire five years from the date of the commencement of the sales pursuant to the February 2026 Offering, (c) the beneficial ownership limitation is 4.99% and (d) holders of Placement Agent Warrants are not entitled to receive cash dividends or distribution or return of capital in the form of cash made to holders of ordinary shares.

Articles of Association

The following are summaries of material provisions of our articles of association and the Israeli Companies Law insofar as they relate to the material terms of our ordinary shares.

Purposes and Objects of the Company

Our purpose as set forth in our articles of association is to engage in any lawful activity.

Registration Number

Our registration number with the Israeli Registrar of Companies is 52-0039785.

Voting Rights and Conversion

All ordinary shares have identical voting and other rights in all respects.

Transfer of Shares

Our fully paid ordinary shares are issued in registered form and may be freely transferred under our articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law, or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of Directors

Our ordinary shares do not have cumulative voting rights for the election of directors. As a result, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect all of our directors, subject to the special approval requirements for external directors.

Under our Articles, our board of directors must consist of not less than three but no more than twelve directors, which includes two external directors, as may be required under the Companies Law. Pursuant to our Articles, other than the external directors, for whom special election requirements apply under the Companies Law, the vote required to appoint a director is a simple majority vote of holders of our voting shares, participating and voting at the relevant meeting. Each director will serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal by a vote of the majority voting power of our shareholders at a general meeting of our shareholders or until his or her office expires by operation of law, in accordance with the Companies Law. In addition, our Articles allow our board of directors to appoint, with immediate effect or for a future date, additional director(s) who will serve until the Company’s next annual general meeting, provided that the total number of directors that shall serve will not exceed the maximum number of directors permitted under our Articles.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the two most recent fiscal years, according to our then last reviewed or audited financial statements, provided that the date of the financial statements is not more than six months prior to the date of the distribution, or we may distribute dividends that do not meet such criteria only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due, which is referred to as the Solvency Test, and the court approves such distribution. Pursuant to regulations promulgated under the Companies Law, Israeli companies listed on certain non-Israeli stock exchanges, including the Nasdaq, may distribute a dividend by way of a share repurchase program (buy-back) if the company does not meet the profit test, without seeking the approval of the court, subject to the following conditions: (i) the company meets the Solvency Test; and (ii) the company provides a notice to certain creditors of its intention to distribute a dividend by way of a share repurchase program without meeting the profit test and no such creditor submits an objection within 30 days of the notice (otherwise, court approval would be required for such distribution in accordance with the requirements of the Israeli Companies Law).

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in our articles of association as extraordinary general meetings. Our board of directors may call extraordinary general meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine.

In addition, the Companies Law and the regulations promulgated thereunder provide a relief to companies listed on certain non-Israeli stock exchanges, such as ourselves, under which the board of directors is required to convene an extraordinary general meeting upon the written request of (i) any two of our directors or one-quarter of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 10% or more of our outstanding issued shares and 1% of our outstanding voting power or (b) 10% or more of our outstanding voting power (instead of a 5% threshold set under the Companies Law with respect to public companies whose shares are traded on the Tel Aviv Stock Exchange alone). Such relief does not apply if the law of the foreign country in which such company's shares are traded establishes a right to demand the convening of a meeting for those who hold a percentage of less than 10%. Nonetheless, our articles of association adopt the provisions of the Companies Law that apply to public companies whose shares are traded on the Tel Aviv Stock Exchange, as aforementioned.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and 40 days prior to the date of the meeting (and, with respect to companies listed on certain non-Israeli stock exchanges, including the Nasdaq, such as ourselves, up to 60 days prior to the date of the meeting). Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our articles of association;

●	appointment or termination of our auditors;

●	appointment of external directors;

●	approval of certain related party transactions;

●	increases or reductions of our authorized share capital;

●	a merger; and

●	the exercise of our board of director’s powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

The Companies Law and the regulations thereof require that a notice of any annual general meeting or extraordinary general meeting be provided to shareholders at least 21 days or 14 days, as applicable, prior to the meeting and if the agenda of the meeting includes, for example, the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

One or more shareholders holding at least 1% of the voting rights in the general meeting are entitled to request the company’s board of directors to include a proposal on the agenda of a general meeting, provided that the proposal is appropriate to be discussed at a general meeting. Regulations promulgated under the Companies Law provide that such a request should be provided between three to seven days following the notice on the convening of the general meeting, depending on the items on the agenda of such meeting. Pursuant to regulations promulgated under the Israeli Companies Law which apply to companies listed on certain non-Israeli stock exchanges, such as ourselves, a shareholder who wishes to add an item to the agenda of a general meeting which entails the proposal of a candidate to serve as a director on the board of directors, may do so if such shareholders holds 5% or more of our voting rights (instead of 1%).

All shareholder decisions are to be taken by votes in a shareholders’ meeting. Under the Companies Law and our articles of association, shareholders are not permitted to take action via written consent in lieu of a meeting.

Voting Rights

Quorum Requirements

Pursuant to our articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. As a foreign private issuer, the quorum required for our general meetings of shareholders consists of at least two shareholders present in person, by proxy, or written ballot who hold or represent between them at least 20% of the total outstanding voting rights. A meeting adjourned for lack of a quorum is generally adjourned to the same day in the following week at the same time and place or to a later time or date if so specified in the notice of the meeting. At the reconvened meeting, any two or more shareholders present in person or by proxy shall constitute a lawful quorum.

Vote Requirements

Our Articles provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our Articles. Under the Companies Law, the primary types of engagements or transactions that require approval of our shareholders by a special majority include the following: (i) the approval of an extraordinary transaction with a controlling shareholder or the approval of the terms of employment or other engagement of a controlling shareholder of the company or such controlling shareholder’s relative (even if not extraordinary), each of which requires the approval described under “Directors, Senior Management and Employees-Board Practices-Approval of Related Party Transactions Under Israeli Law-Disclosure of Personal Interests of Controlling Shareholders and Approval of Certain Transactions” in our most recent Annual Report on Form 20-F; (ii) the approval of our compensation policy for directors and officers, or the approval of compensation terms to a director or officer which deviate from the terms of the compensation policy, which requires the approval described under “Directors, Senior Management and Employees-Board Practices-Committees of the Board of Directors-Compensation Committee”, which we refer to as the Special Majority for Compensation; (iii) the approval of the terms of employment of our CEO, which requires the approval of our shareholders by a Special Majority for Compensation; and (iv) the appointment of our external directors, to the extent that such external directors shall serve on our board of directors, which requires the approval of a majority vote of the shares present and voting at a meeting of shareholders, provided that either: (a) such majority includes at least a majority of the shares held by all shareholders who are not controlling shareholders of the company or have a personal interest in the approval of the item, other than a personal interest that is not as a result of relations with the controlling shareholder participating in the voting; or (b) the total number of shares out of the shareholders detailed in section (a) who vote against the arrangement does not exceed 2% of the company’s aggregate voting rights.

Access to Corporate Records

Under the Companies Law, shareholders are provided access to: minutes of our general meetings; our shareholders register and principal shareholders register, articles of association and financial statements; and any document that we are required by law to file publicly with the Israeli Companies Registrar. In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Modification of Class Rights

Under the Companies Law and our articles of association, the rights attached to any class of share, such as voting, liquidation, and dividend rights, may be amended by adoption of a resolution by the holders of a majority of the shares of that class present at a separate class meeting, or otherwise in accordance with the rights attached to such class of shares, as set forth in our articles of association.

Registration Rights

Concurrently with the execution of the convertible loan agreements entered into in 2019 with Ami Sagy and certain U.S. Investors, or the 2019 Financing, we entered into Registration Rights Agreements with each of Ami Sagi and the U.S. Investors. Pursuant to the Registration Rights Agreements, we granted one demand registration right to each of Mr. Sagi and the U.S. Investors, which expired in October 2021. In addition, we granted to each of Mr. Sagi and the U.S. Investors F-3 shelf registration rights pursuant to which Mr. Sagi and the U.S. Investors can demand the filing of a shelf registration statement or a public offering under such shelf registration statement, but not more than twice during any 12-month period. We also granted to Mr. Sagi and the U.S. Investors certain piggyback registration rights.All registration rights granted relate to ordinary shares held by Mr. Sagi and the U.S. Investors as well as the ordinary shares to be issued upon exercise of any warrants issued to Mr. Sagi and the U.S. Investors in the 2019 Financing.

As part of the Registration Rights Agreements, we granted customary indemnification rights pursuant to which we undertook to indemnify Mr. Sagi and the U.S. Investors, as the case may be, from and against all Losses (as such term is defined in the Registration Rights Agreements) arising out of or relating to any untrue or alleged untrue statement or omission or alleged omission of a material fact contained in a registration statement and violations of securities laws in connection with the Registration Rights Agreements. Moreover, Mr. Sagi and the U.S. Investors undertook to indemnify us, severally and not jointly, from and against all Losses arising out of or relating to any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact contained in any registration statement, but only to the extent that such untrue statement or omission is contained in any information furnished in writing by Mr. Sagi or the U.S. Investors, as the case may be.

We further undertook to bear all fees and expenses incident to the performance of or compliance with the Registration Rights Agreements, whether or not any registerable securities are sold pursuant to a registration statement. This will include all registration and filing fees, printing expenses, communication and delivery expenses, fees and disbursements of counsel for the Company, Securities Act liability insurance (should we desire such insurance), and the fees and expenses of all other persons retained by us in connection with the consummation of the Registration Rights Agreements.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company and who would, as a result, hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the relevant class for the purchase of all of the issued and outstanding shares of that class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If (i) the shareholders who did not respond or accept the tender offer hold at least 5% of the issued and outstanding share capital of the company or of the applicable class or the shareholders who accept the offer constitute less than a majority of the offerees that do not have a personal interest in the acceptance of the tender offer, or (ii) the shareholders who did not accept the tender offer hold 2% or more of the issued and outstanding share capital of the company (or of the applicable class), the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special Tender Offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of at least 25% of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if, as a result of the acquisition, the purchaser would become a holder of more than 45% of the voting rights in the company, provided that there is no other shareholder of the company who holds more than 45% of the voting rights in the company, subject to certain exceptions.

A special tender offer must be extended to all shareholders of a company but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) outstanding shares representing at least 5% of the voting power of the company will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, controlling shareholders, holders of 25% or more of the voting rights in the company or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Under the Companies Regulations (Relief for Public Companies whose Shared are Traded on Exchanges outside of Israel), the above requirements for a special tender offer do not apply in instances whereby according to the laws of the foreign jurisdiction there are limitations regarding the acquisition of a controlling interest in the company of any specified portion or the acquisition of a controlling interest of any specified portion necessitates an offer by the potential acquirer of a controlling interest to acquire shares from amongst the publicly traded shares.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, by a majority vote of each party’s shareholders, and, in the case of the target company, a majority vote of each class of its shares voted on the proposed merger at a shareholders meeting.

The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether, in its opinion, there exists a reasonable concern that, as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, taking into account the financial condition of the merging companies. If the board of directors has determined that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person (or group of persons acting in concert) who holds (or hold, as the case may be) 25% or more of the voting rights or the right to appoint 25% or more of the directors of the other party, vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders of the target company.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Borrowing Powers

Pursuant to the Companies Law and our articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in Capital

Our articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly passed by our shareholders at a general meeting by voting on such change in the capital. In addition, certain transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Debt Securities

We do not have any debt securities that are registered under Section 12 of the Securities Act.

Warrants and Rights

We do not have any warrants or rights that are registered under Section 12 of the Securities Act.

Other Securities

We do not have any other securities that are registered under Section 12 of the Securities Act.

PLAN OF DISTRIBUTION

We are registering the ordinary shares issuable upon exercise of the warrants issued in the Private Placement to permit the resale of these ordinary shares by the holders of these warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares other than proceeds from the cash exercise of the warrants, if and when exercised. We will bear all fees and expenses incident to our obligation to register the ordinary shares.

The selling shareholders may sell all or a portion of the ordinary shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ordinary shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The ordinary shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the ordinary shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of ordinary shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ordinary shares in the course of hedging in positions they assume. The selling shareholders may also sell ordinary shares short and deliver ordinary shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge ordinary shares to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the warrants or ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the ordinary shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ordinary shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ordinary shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states ordinary shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states ordinary shares may not be sold unless such ordinary shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling shareholders will sell any or all of the ordinary shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the ordinary shares. All of the foregoing may affect the marketability of the ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares.

We will pay all expenses of the registration of the ordinary shares, estimated to be $15,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling shareholder will pay all underwriting discounts and selling commissions, if any, and any related legal expenses incurred by it.

Once sold under the registration statement, of which this prospectus forms a part, the ordinary shares will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Greenberg Traurig, LLP, New York, New York, has passed upon certain legal matters regarding the securities offered hereby under U.S. law, and Goldfarb Gross Seligman & Co., has passed upon certain legal matters regarding the securities offered hereby under Israeli law. If the securities are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of CollPlant Biotechnologies Ltd. appearing in CollPlant Biotechnologies Ltd.’s Annual Report on (Form 20-F) for the year ended December 31, 2025, have been audited by Kost Forer Gabbay & Kasierer, a member of EY Global, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1b to the consolidated financial statements), included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including amendments and relevant exhibits and schedules, under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in the prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and our ordinary shares. Our SEC filings, including the registration statement, are available to you on the SEC’s Web site at http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements we file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly, and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited quarterly financial information.

We maintain a corporate website at www.collplant.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be posted on such website under corporate or securities regulations, including posting any XBRL interactive financial data required to be filed with the SEC or any other regulatory authority, and any notices of general meetings of our shareholders.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

This prospectus incorporates by reference the documents listed below, which have been previously filed with the SEC:

●	our Annual Report on Form 20-F for the year ended December 31, 2025, filed with the SEC on March 26, 2026; and

●	our Reports on Form 6-K filed with the SEC on April 13, 2026 (to the extent expressly incorporated by reference into our effective registration statements filed by us under the Securities Act), and

●	the description of our ordinary shares contained in Exhibit 2.1 to our Annual Report on Form 20-F for the year ended December 31, 2025, filed with the SEC on March 26, 2026, and any amendment or report filed for the purpose of further updating that description.

The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers like us that file electronically with the SEC.

We will provide, upon written or oral request, to each person to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. You may request a copy of these filings, at no cost, by writing us at CollPlant Biotechnologies Ltd., 4 Oppenheimer, Weizmann Science Park, Rehovot, Israel 7670104, Attention: Deputy CEO and Chief Financial Officer, (+972) (73) 232 5600.

The information relating to us contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents. Descriptions contained in the incorporated documents as to the contents of any contract or other document may not contain all of the information which is of interest to you. You should refer to the copy of such contract or other document filed as an exhibit to our filings.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this registration statement, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial majority of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed Puglisi and Associates as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 850 Library Avenue, Suite 204, Newark, Delaware 19711..

We have been informed by our Israeli legal counsel, Goldfarb Gross Seligman & Co., that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses, which can be a time-consuming and costly process. Certain matters of procedure will be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

3,296,000 Ordinary Shares

April 21, 2026